UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

September 21, 2011

COCA-COLA BOTTLING CO. CONSOLIDATED

(Exact name of registrant as specified in its charter)

Delaware	0-9286	56-0950585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 Coca-Cola Plaza, Charlotte, North Carolina 28211

(Address of principal executive offices) (Zip Code)

(704) 557-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 21, 2011, Coca-Cola Bottling Co. Consolidated (the “Company”) entered into a $200 million five-year unsecured revolving credit agreement (the “Credit Agreement”) with the lenders named therein, JPMorgan Chase Bank, N.A., as issuing lender and administrative agent, Citibank, N.A., as syndication agent, and Branch Banking and Trust Company, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland” New York Branch and Wells Fargo Bank, National Association, as co-documentation agents. Subject to obtaining commitments from the lenders and satisfying other conditions specified in the Credit Agreement, the Company may increase the aggregate availability under the facility to $300 million.

Certain parties to the Credit Agreement and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, banking, investment banking and other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

The Company entered into the Credit Agreement to replace the Company’s existing $200 million five-year unsecured revolving credit agreement, dated as of March 8, 2007 (the “Existing Credit Agreement”), by and among the Company, the lenders named therein, Citibank, N.A., as administrative agent and Wachovia Bank, National Association, as syndication agent, which had a scheduled maturity date of March 8, 2012.

The Credit Agreement has a scheduled maturity date of September 21, 2016. Borrowings under the Credit Agreement will bear interest, at the Company’s option, calculated according to a base rate or a Eurodollar rate, as the case may be, plus an applicable margin. Depending on the Company’s credit ratings at the time of the borrowing, (i) the applicable margin on a base rate borrowing ranges from 0.000% to 0.250% and (ii) the applicable margin on a Eurodollar borrowing ranges from 0.775% to 1.250%. At the Company’s current credit ratings, the applicable margin would be 0.000% for a base rate borrowing and 0.950% for a Eurodollar borrowing.

In addition, the Company must pay a facility fee on the lenders’ aggregate commitments under the Credit Agreement ranging from 0.100% to 0.250% per annum, depending on the Company’s credit ratings. At the Company’s current credit ratings, the facility fee is 0.175% of the aggregate commitments of the lenders (regardless of whether any borrowings are outstanding).

The Credit Agreement contains customary representations, warranties and covenants for a transaction of this type, including two financial covenants: a “consolidated cash flow/fixed charges ratio” and a “consolidated funded indebtedness/cash flow ratio”, each as defined in the Credit Agreement. The fixed charges coverage ratio requires the Company to maintain a consolidated cash flow to fixed charges ratio of 1.5 to 1.0 or higher. The operating cash flow ratio requires the Company to maintain a debt to operating cash flow ratio of 6.0 to 1.0 or lower.

The Credit Agreement also contains customary events of default, including a cross default provision and a change in control provision. In the event of a default, the administrative agent may, with the consent of the requisite lenders, or will, at the request of the requisite lenders, declare the obligations under the Credit Agreement immediately due and payable and the commitments of the lenders may be terminated. For certain events of default relating to insolvency and receivership, the commitments of the lenders are automatically terminated and all outstanding obligations become due and payable.

As of the date hereof, there are no outstanding borrowings under the Credit Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with and at the time that the Company entered into the Credit Agreement, on September 21, 2011, the Existing Credit Agreement (as defined and described in Item 1.01 above) originally scheduled to expire on March 8, 2012, was terminated. There were no outstanding borrowings under the Existing Credit Agreement at the time of termination.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item and included in Item 1.01 is incorporated by reference.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA BOTTLING CO. CONSOLIDATED (REGISTRANT)

Date: September 27, 2011	BY:	/s/ James E. Harris
James E. Harris Principal Financial Officer of the Registrant and Senior Vice President, Shared Services and Chief Financial Officer